NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 22, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 10, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On March 10, 2022, BellRing Brands, Inc. (formerly known as BellRing Distribution, LLC) ("NEW BellRing") and BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.) ("OLD BellRing"), completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of October 26, 2021. Each share of Class A Common Stock of BellRing Intermediate Holdings, Inc. will be converted into the right to receive (i) one share of Common Stock of BellRing Brands, Inc., and (ii) $2.97 in cash. This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of BellRing Intermediate Holdings, Inc.'s ("OLD BellRing") Class A common stock and does not affect the continued listing on the NYSE of the BellRing Brands, Inc.'s ("NEW BellRing") common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 11, 2022.